Exhibit 5.1

350 S. Main Street, Suite 300 Ann Arbor, MI 48104-2131 Telephone: (734) 623-7075 Facsimile: (734) 623-1625 http://www.dickinson-wright.com

October 15, 2015

Community Shores Bank Corporation

1030 W. Norton Avenue

Muskegon, Michigan 49441

Re:	Community Shores Bank Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Community Shores Bank Corporation, a Michigan corporation ("Community Shores"), in connection with the anticipated issuance by Community Shores to its shareholders of record as of October 12, 2015 (the “Record Date”) of nontransferable subscription rights (the “Rights”) to purchase up to 2,568,627 shares of Common Stock (the “Common Stock”), of Community Shores at a price of $2.55 per share (the “Rights Offering”). Through the Rights Offering, up to 2,568,627 shares of Common Stock may be issued and sold by Community Shores on the exercise of the Rights (the “Rights Shares”). Community Shores has filed a pre-effective Registration Statement on Form S-1 (Commission File No. 333-205233) of even date herewith, as may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Rights and the Rights Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a preliminary prospectus (the “Preliminary Prospectus”), and will include a final prospectus (the “Final Prospectus”) to be furnished to the holders of record of the Common Stock of Community Shores as of the Record Date in connection with the Rights Offering. The Rights and the Rights Shares are collectively referred to herein as Securities (the “Securities”). This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Act").

As counsel to Community Shores and in connection with this opinion, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of: (i) the Articles of Incorporation of Community Shores; (ii) the Bylaws of Community Shores; (iii) records of actions of the shareholders and Board of Directors of Community Shores; (iv) resolutions of the Board of Directors of Community Shores relating to the issuance of the Securities; (v) the Registration Statement; and (vi) such other documents, including the Preliminary Prospectus, as we have deemed appropriate in connection with this opinion.

Dickinson Wright PLLC

Community Shores Bank Corporation

October 15, 2015

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons signing or delivering an instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, facsimile, conformed or photostatic copies, and the absence of any understandings, waivers, or amendments which would vary the terms of any document which we have reviewed. As to various questions of fact material to this opinion, we have relied upon oral or written statements and representations of officers or other representatives of Community Shores and upon certificates or other documents of public officials. We have further assumed that this opinion will be used only in connection with the issuance of the Rights and the offer and sale of Rights Shares while the Registration Statement remains in effect under the Act.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

i.	the Rights have been duly authorized by all necessary corporate action of Community Shores and, when issued and delivered in accordance with the terms and conditions of the Rights Offering described in the Registration Statement, will be validly issued and will constitute the valid and legally binding obligations of Community Shores; and
ii.	the Rights Shares have been duly authorized by all necessary corporate action of Community Shores and, upon issuance and delivery against payment therefor in accordance with the terms of the Rights Offering described in the Registration Statement, upon exercise of the Rights, the Rights Shares will be validly issued, fully paid, and nonassessable.

Our opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

We have not reviewed for purposes of this opinion, and this opinion does not address: any ERISA laws, rules or regulations; any Federal or state securities or "blue sky" laws, rules or regulations; any Federal or state banking laws, rules or regulations; any laws relating to fiduciary duties; or any Federal, state or local taxation laws, rules, or regulations.

This opinion is limited in all respects to matters arising under the Business Corporation Act of the State of Michigan, and, to the extent addressed herein, the Federal law of the United States of America.

This opinion is limited to the matters set forth herein and no opinion is intended to be implied or may be inferred beyond those expressly stated herein. This opinion is predicated solely upon laws and regulations in existence as of the current date, and as they currently apply, and as to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision, or otherwise.

Dickinson Wright PLLC

Community Shores Bank Corporation

October 15, 2015

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our Firm's name under the heading “Legal Matters” in the Prospectus constituting part of such Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Dickinson Wright PLLC